Deferred Annuity Contract
(logo)                                                   American Centurion
AMERICAN                                                 Life Assurance Company
 EXPRESS                                                 20 Madison Ave. Ext.
(R)                                                      P.O. Box 5555
         American                                        Albany, New York 12205
         Centurion
         Life

This is a deferred annuity contract. It is a legal contract between you, as the owner, and us, American Centurion Life Assurance Company, a Stock Company. PLEASE READ YOUR CONTRACT CAREFULLY.

If the annuitant is living on the retirement date, upon your request, we will begin to pay you monthly annuity payments. Any payments made by us are subject to the terms of this contract.

We issue this contract in consideration of your application and the payment of the initial purchase payment. This contract is established for the benefit of the owner/annuitant or his/her beneficiaries.

Signed for and issued by American Centurion Life Assurance Company of Albany, New York, as of the contract date shown above.

ACCUMULATION VALUES AND ANNUITY PAYMENTS, WHEN BASED ON THE INVESTMENT RESULTS OF THE VARIABLE SUBACCOUNTS, ARE VARIABLE AND NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT. See the Fixed And Variable Accounts section for variable provisions. The Mortality & Expense Risk and Variable Account Administrative Charges are shown under Contract Data.

In order for the dollar amount of variable annuity payments not to decrease, the assets of the variable accounts must have an annual net rate of investment return of 3.5%. This is equal to the gross investment return minus the mortality and expense risk charge and administrative charge shown under Contract Data..

 NOTICE OF YOUR RIGHT TO EXAMINE THIS CONTRACT FOR 10 DAYS
If for any reason you are not satisfied with this contract, return it to us or our representative within 10 days after you receive it. We will then cancel this contract and refund all premiums which you have paid. This contract will then be considered void from its start.

/s/ Eric L. Marhoun                                      /s/ Timothy V. Bechtold
    Secretary                                                President

o  Flexible purchase payments.
o  Investment experience reflected in benefits.
o  Optional fixed dollar or variable accumulation values and annuity payments.
o  Annuity payments to begin on the retirement date.
o  This contract is nonparticipating.  Dividends are not payable.

                                                                         SEP IRA
272252                                                                  A(12/02)

                          Guide To Contract Provisions

Definitions             Important words and meanings                     Page 3

General Provisions      Entire Contract; Modification of the
                        Contract; Incontestable; Benefits Based
                        on Incorrect Data; State Laws; Federal
                        Laws; Reports to Owner; Evidence of
                        Survival; Protection of Proceeds;
                        Payments by Us; Voting Rights                    Page 4

Ownership and
Beneficiary             Owner's Rights; Trust or Custodial
                        Ownership; Change of Ownership;
                        Beneficiary; Change of Beneficiary               Page 6

Payments to
Beneficiary             Describes options and amounts payable
                        upon death                                       Page 7

Purchase Payments       Purchase Payments; Amount and Intervals;
                        Payment Limits; Allocation of Purchase
                        Payments; Additional "Credits" for
                        Purchase Payments                                Page 8

Contract Value          Describes the fixed and variable account
                        contract values; Interest to be
                        Credited; Contract Administrative
                        Charge; Premium Tax Charges; Transfers
                        of Contract Values; Dollar Cost
                        Averaging Program                                Page 10

Fixed and Variable
Accounts                Describes the variable subaccounts,
                        accumulation units and values; Net
                        Investment Factor; Mortality and Expense
                        Risk Charge; Annuity Unit Value                  Page 12

Withdrawal Provisions   Withdrawal of the contract for its
                        withdrawal value; Rules for Withdrawal;
                        Withdrawal Value; Withdrawal Charge;
                        Withdrawal Order; Waiver of Withdrawal
                        Charges; Suspension or Delay in Payment
                        of Withdrawal                                    Page 14

Annuity Provisions      When annuity payments begin; Different
                        ways to receive annuity payments;
                        Determination of payment amounts                 Page 16

Tables of Annuity
Rates                   Tables showing amount of first variable
                        annuity payment and the guaranteed fixed
                        annuity payments for the various payment
                        plans                                            Page 19

Definitions

The following words are often used in this contract. When we use these words, this is what we mean:

Accumulation Unit
An accumulation unit is an accounting unit of measure. It is used to calculate the contract value prior to annuitization.

Annuitant
The person or persons on whose life monthly annuity payments depend.

Annuity Unit
An annuity unit is an accounting unit of measure. It is used to calculate the value of annuity payments from the variable subaccounts on and after the retirement date.

Annuitization
The application of the contract value of this contract to an Annuity Payment Plan to provide annuity payments.

Code
The Internal Revenue Code of 1986, as amended, its regulations thereunder and/or promulgations of the Internal Revenue Service, as applicable.

Contract Anniversary
The same day and month as the contract date each year that the contract remains in force.

Contract Date
The date from which contract anniversaries, contract years, and contract months are determined. Your contract date is shown under Contract Data.

Contract Value
The sum of the Fixed Account Contract Value (which receives a declared interest rate) and the Variable Account Contract Value (which varies with the investment performance of the elected subaccounts) for this contract.

Fixed Account
The fixed account is made up of all our assets other than those in any separate account.

Fixed Annuity
A fixed annuity is an annuity with payments which are guaranteed by us as to dollar amount during the annuity payment period.

Required Beginning Date
If this is a SEP IRA contract, your required beginning date is the first day of April following the calendar year you reach age 70-1/2.

Required Minimum Distributions
The minimum distributions that Code Section 408(b)(3) requires to be distributed from an IRA, beginning not later than your required beginning date.

SEP-IRA contract
A Simplified Employee Pension Individual Retirement Annuity used in conjunction with a SEP Plan established by an employer pursuant to Code Sections 408(b) and
(k).

Retirement Date
The date shown under Contract Data on which annuity payments are scheduled to begin. This date may be changed as provided in this contract. You will be notified prior to the retirement date in order to select an appropriate annuity payment plan.

Special DCA Fixed Account
The Special DCA fixed account is an option within the fixed account whereby amounts allocated will earn a specified rate of interest provided they are transferred monthly to the variable subaccounts within specified time periods we declare.

Valuation Date
A valuation date is each day the New York Stock Exchange is open for trading.

Valuation Period
A valuation period is the interval of time commencing at the close of business on each valuation date and ending at the close of business on the next valuation date.

Variable Annuity
A variable annuity is an annuity with payments which: (1) are not predetermined or guaranteed as to dollar amounts; and (2) vary in amount with the investment experience of one or more of the variable subaccounts.

Variable Subaccounts
The portfolios of the Variable Account. The subaccounts available on the contract date are named under Contract Data.

We, Our, Us
American Centurion Life Assurance Company.

Written Request
A request in writing signed by you and delivered to us at our home office.

You, Your
The owner and annuitant of this contract.

                               General Provisions

Entire Contract

This contract form and any endorsements or riders attached to it are the entire contract between you and us.

No one except one of our home officers (President, Vice President, Secretary or Assistant Secretary) can change or waive any of our rights or requirements under this contract. That person must do so in writing. None of our other representatives or other persons has the authority to change or waive any of our rights or requirements under this contract.

Modification of the contract

We reserve the right to modify this contract to the extent necessary to qualify this contract as an annuity contract under Section 72 of the Code and all related laws and regulations which are in effect during the term of this contract.

In addition, this contract is intended to qualify as a Simplified Employee Pension (SEP IRA). We agree to and reserve the right to modify this contract to the extent necessary to qualify this contract as a SEP IRA as described in Sections 408(b) and 408(k) of the Code, as amended, and all related sections and regulations which are in effect during the term of the contract.

Incontestable

This contract is incontestable from its date of issue.

Benefits Based on Incorrect Data

If the amount of benefits is determined by data as to a person's age or sex that is incorrect, benefits will be recalculated on the basis of the correct data. Any underpayments made by us will promptly be paid in a single sum with an interest credit of 6% per annum. Any overpayments made by us will be subtracted from the future payments together with an interest charge of 6% per annum.

State Laws

This contract is governed by the laws of the state in which it is delivered. The values and benefits of this contract are at least equal to those required by such state.

Federal Laws

This contract is intended to qualify as an annuity contract for Federal income tax purposes. To that end, the provisions of this contract are to be interpreted to ensure or maintain such tax qualification, despite any other provisions to the contrary. We reserve the right to unilaterally amend this contract to reflect any clarifications that may be needed or are appropriate to maintain such tax qualification. We will send you a copy of any such amendments.

Reports to Owner

At least once a year we will send you a statement showing the contract value, the cash withdrawal value and death benefit of this contract as of a date not more than two months prior to the statement. This statement will be based on any laws or regulations that apply to contracts of this type. It will be mailed to your last known post office address.

Evidence of Survival

Where any payments under this contract depend on the recipient or annuitant being alive on a given date, proof that such condition has been met may be required by us. Such proof may be required prior to making the payment.

Protection of Proceeds

Payments under this contract are not assignable by any beneficiary prior to the time they are due.

Payments by Us

All sums payable by us are payable from our home office. Any payment or withdrawal from a variable annuity is based on the variable contract value.

Voting Rights

So long as federal law requires, we will give certain voting rights to contract owners. As contract owner, if you have voting rights we will send a notice to you telling you the time and place of the shareholder meeting. The notice will also explain matters to be voted upon and how many votes you have.

Trustee or custodian owners shall cast votes according to instructions received from appropriate annuitants. All other votes of such trustee or custodian under the same trust or custodial agreement shall be cast in the same proportion. If no instructions are received, the votes may be cast at the trustee's or custodian's discretion.

                            Ownership And Beneficiary

Owner's Rights

As long as you are living and unless otherwise provided in this contract, you may exercise all rights and privileges provided in this contract or allowed by us.

Your entire interest is non-forfeitable and non-transferable.

Trust or Custodial Ownership

If you are a tax qualified trust or tax qualified custodial account, then your trustees or custodian (or other successors) properly named by your trust or custodial agreement may exercise all rights and privileges provided in this contract or allowed by us.

Change of Ownership (Restricted)

Your right to change the ownership of this contract is restricted. This contract may not be sold, assigned, transferred, forfeited, discounted or pledged as collateral for a loan or as security for performance of an obligation or for any other purpose to any other person other than as may be required or permitted under Section 408 of the Code. Your interest in this contract may be transferred to your former spouse, if any, under a divorce decree or a written instrument incident to such divorce.

However, if this contract is owned by a trustee of a tax-qualified trust or the custodian of a tax-qualified custodial account, such trustee or custodian may transfer ownership of this contract to the annuitant or to a qualified successor trustee or custodian. Such transfer shall be effective only if received by us at our home office. When so received, such transfer shall take effect as of the date of instrument, subject to any payment made or other action taken by us before such receipt.

Beneficiary

Unless designated otherwise, beneficiaries are those you name, in a form satisfactory to us, to receive benefits of this contract if you die while this contract is in force.

Only those beneficiaries who are living when death benefits become payable may share in the benefits, if any. Benefits will be paid to all primary beneficiaries surviving the owner, in accordance with your last beneficiary designation on file. If none survive, proceeds will be paid to all surviving contingent beneficiaries. If no beneficiary survives, we will pay the benefits to your estate.

Change of Beneficiary

If the annuitant is still living, you may change the beneficiary anytime while the annuitant is living by satisfactory written request to us. Once we receive the change, it will take effect as of the date of your request, subject to any action taken or payment made by us before the receipt.

                             Payments To Beneficiary

Death Benefit Before the Retirement Date

If you die before the retirement date while this contract is in force, we will pay the beneficiary the greater of:

1.   the contract value as of the date we receive proof of death; or

2. the total purchase payments and any purchase payment credits made to the contract minus any "adjusted partial withdrawals."

An "adjusted partial withdrawal" is calculated for each partial withdrawal as the product of (a) times (b) where:

(a) is the ratio of the amount of the partial withdrawal to the contract value on the date of (but prior to) the partial withdrawal; and

(b) is the death benefit on the date of (but prior to) the partial withdrawal.

We will determine the contract value on which we base amounts payable or applied under this section at the next accumulation unit value calculated after we receive due proof of death at our home office.

Death Benefit Before Required Beginning Date - Payment Options to Beneficiary

If required minimum distributions from your IRA have not begun, your beneficiary must receive payments under one of the following options:

1.   Annuity Payment Plan:

     Payments may be made under an Annuity Payment Plan, provided:

     a) the beneficiary elects the plan within 60 days after we receive due proof of death;

     b) the plan provides payments over a period which does not exceed the life or life expectancy of the beneficiary; and

     c) payments begin no later than one year after the year your death occurs, in the case of a non-spouse beneficiary,

     d) payments must begin no later than the year you would have attained age 70-1/2 in the case of a spouse beneficiary.

     In this event, the reference to "annuitant in the Annuity Provisions shall apply to the beneficiary who is a natural person.

2. In lieu of an annuity payment plan, the beneficiary may: (i) take one or more distributions so that the entire death benefit is received by December 31 of the calendar year containing the fifth anniversary of your death, or
    (ii) take distributions in installments, in the form of partial withdrawals from this contract, beginning no later than one year after the year your death occurs, (or no later than the year you would have attained age 70-1/2 in the case of a spouse beneficiary) over the life or life expectancy of the beneficiary pursuant to Section 401(a) of the Code and the regulations thereunder.

Death After Required Beginning Date

Under the Code, required minimum distributions are considered to have begun if you reach your IRA required beginning date.

If required minimum distributions from your IRA have begun (before the retirement date), Section 401(a)(9) of the Code requires that your beneficiary receive payments over a period which does not exceed the life or life expectancy of the beneficiary, beginning no later than one year after the year your death occurs. In meeting the requirements of Section 401(a) of the Code, your beneficiary, who is a natural person, may elect either: (i) an annuity payment plan as described above, or (ii) to take distributions in installments in the form of partial withdrawals from this contract.

Refer to the "Annuity Provisions" section for information on required minimum distributions, life expectancy calculations and required beginning date information.

Spouse Option to Continue Contract Upon Owner's Death

If your death occurs prior to the retirement date, and your spouse is designated as sole beneficiary, the spouse may elect in writing to forego receipt of the death benefit and instead continue this contract in force as the owner. This election by your spouse must be made within 60 days after we receive due proof of death. Upon such continuation the contract value shall be equal to the death benefit that would otherwise have been paid. Withdrawal charges under the continued contract shall only apply to additional purchase payments.

Annuitant's Death After the Retirement Date

If the annuitant dies after the retirement date, the amount payable, if any, will be as provided in the Annuity Payment Plan then in effect.

                                Purchase Payments

Purchase Payments

Purchase payments are the payments you make for this contract and the benefits it provides. Purchase payments must be paid or mailed to us at our home office or to an authorized agent. If requested, we'll give you a receipt for your purchase payments.

Net purchase payments are that part of your purchase payments applied to the contract value. A net purchase payment is equal to the purchase payment less any applicable premium tax charge.

Amount and Intervals

Purchase payments may be paid in a single sum or in installments until the earlier of: (1) the date this contract terminates by withdrawal or otherwise; or
(2) the date on which the annuity payments begin.

Subject to the Payment Limits Provision you may: (1) stop and/or restart purchase payments; or (2) increase or decrease the amount of your purchase payments; or (3) change the interval of your purchase payments.

Payment Limits Provision

Maximum Purchase Payments - The maximum purchase payments in the first or later contract years may not exceed the amounts shown under Contract Data.

Minimum Purchase Payments - Upon issue of this contract, a purchase payment intended as a Single Purchase Payment must be at least $2,000. If you intend to make installment purchase payments, the minimum purchase payment is shown under Contract Data.

All purchase payments must be made in cash. This contract does not require fixed purchase payments.

Contributions that are made under a SIMPLE IRA Plan, established by any employer pursuant to 408(p) of the Code, will not be accepted into a traditional, SEP or Roth IRA contract.

Employer purchase payments for any taxable year made in connection with a Simplified Employer Pension Plan, may not exceed the limit described in Section 402(h) of the Code. Annual employer purchase payments to a SEP-IRA under a SEP Plan may be made with respect to the taxable year in which the annuitant attains age 70 1/2 or any later date.

In the case of a rollover contribution described in Sections 402(a)(5), 402(a)(7), 403(a)(4), 403(b)(8), 408(d)(3), or 457(e)(16) of the Code, there is no limit on the amount of your purchase payment.

If you die before your entire interest in this contract has been distributed to you, and your beneficiary is other than your surviving spouse, no additional purchase payments will be accepted from your beneficiary under this contract.

We reserve the right to cancel this contract if both of the following conditions exist at the same time: (1) no purchase payments have been paid for a continuous period of 36 months; and (2) the contract value is less than $2,000. In this event we will give you 30 days written notice of our intent to cancel this contract. Upon such cancellation we will pay you the contract value in one sum. This contract will then terminate.

Allocation of Purchase Payments

You instruct us on how you want your purchase payments allocated among the fixed account and variable subaccounts. Your choice for each account may be made in any whole percent from 0% to 100% as long as the total adds up to 100%. Your allocation instructions as of the contract date are shown under Contract Data. By written request, or by other method agreed to by us, you may change your choice of accounts or percentages. The first net purchase payment will be allocated as of the end of the valuation period during which we make an affirmative decision to issue this contract. Net purchase payments after the first will be allocated as of the end of the valuation period during which we receive the payment at our home office.

Additional "Credits" for Purchase Payments

We may apply an additional purchase payment credit to your contract value for applicable net purchase payments you make to this contract as indicated under Contract Data. The purchase payment credit is a percentage of such net purchase payment which is the purchase payment less the amount of partial withdrawals that exceed all prior purchase payments. The percentage depends on the amount of cumulative purchase payments under the contract less partial withdrawals as shown under Contract Data.

If an additional purchase payment causes the contract as a whole to be eligible for a greater percentage credit, an additional credit on prior purchase payments, less any partial withdrawals, will be allocated on the date of the additional purchase payment. Such additional credit is calculated to bring the credit percentage on all prior net purchase payments to the current level. Purchase payment credits will be allocated to the contract value according to your then-existing purchase payment allocation instructions.

Any partial withdrawal reduces the cumulative net purchase payments used as the basis of the credits on a last-in, first-out basis.

Credits shall be reversed from the contract value for any purchase payment that is not honored.

The amount returned to you under the Right to Examine Contract (Free-look) provision shall not include any Credits applied to your contract.

                                 Contract Value

Contract Value

The contract value at any time is the sum of: (1) the Fixed Account Contract Value; and (2) the Variable Account Contract Value.

If: (1) part or all of the contract value is withdrawn; or (2) charges described herein are made against the contract value; then a number of accumulation units from the variable subaccounts and an amount from the fixed account will be deducted to equal such amount.

For withdrawals, deductions will be made from the fixed or variable subaccounts that you specify. Otherwise, the number of units from the variable subaccounts and the amount from the fixed account will be deducted in the same proportion that your interest in each bears to the total contract value.

Variable Account Contract Value

The variable account contract value at any time will be the sum of the value of the units in any variable subaccount resulting from: (1) purchase payments and any purchase payment credit allocated to a subaccount; plus (2) any amounts transferred to a subaccount from another subaccount or from the fixed account; less (3) any amounts transferred from a subaccount to another subaccount or to the fixed account; less; (4) any amounts deducted from a subaccount for charges or withdrawals.

Fixed Account Contract Value

The fixed account contract value at any time will be: (1) the sum of all purchase payments and any purchase payment credit allocated to the fixed account, plus interest credited; plus (2) any amounts transferred to the fixed account from any variable subaccount, plus interest credited; less (3) any amounts transferred from the fixed account to any variable subaccount; less (4) any amounts deducted for charges or withdrawals.

Interest to be Credited

We will credit interest to the fixed account contract value. Interest will begin to accrue on the date the purchase payments which are received in our home office become available to us for use. We will pay interest on the portion of your initial purchase payment allocated to the fixed account at a guaranteed rate shown under Contract Data. The first-year interest rate includes an additional first-year bonus that is also guaranteed for the first contract year.

After the first year, interest will accrue on the fixed account value at rates determined by us and at our discretion. Theses rates will be based on various factors including, but not limited to, the interest rate environment, returns earned on investments backing these annuities, the rates currently in effect for new and existing company annuities, product design, competition, and the company's revenues and expenses. However, we guarantee that the rate will not be less than the Guaranteed Interest Rate shown under Contract Data.

Contract Administrative Charge

We charge a fee for establishing and maintaining our records for this contract. The charge is shown under Contract Data and is deducted from the contract value at the end of each contract year or, if earlier, when the contract is fully withdrawn.

The charge deducted will be prorated among the variable subaccounts and the fixed account in the same proportion your interest in each bears to the total contract value. However, any amount deducted from the fixed account contract value will be limited to: (1) the amount of interest credited in excess of 3%; plus (2) any amounts allocated or transferred to the fixed account in that year. In no instance will the charge from the fixed account exceed $30 in any contract year.

We waive this charge if your contract value, immediately prior to the deduction of the charge, equals or exceeds $50,000.

If you make a full withdrawal of this contract, we deduct the full contract administrative charge shown under Contract Data at the time of the full withdrawal regardless of contract value.

The charge does not apply after annuitization of this contract under an annuity payment plan.

Premium Tax Charges

We reserve the right to deduct an amount from the value of this contract at the time that any applicable premium taxes assessed against the Company or otherwise not previously deducted are payable.

If a tax is payable at the time of your purchase payment and we choose to not deduct it at that time, we further reserve the right to deduct it at a later date.

Transfers of Contract Values

While this contract is in force prior to the retirement date, transfer of contract values may be made as outlined below:

1. You may transfer all or part of the values held in one or more variable subaccounts to another one or more of the variable subaccounts. Subject to item 2, you may also transfer values held in one or more of the variable subaccounts to the fixed account (other than any Special DCA fixed account).

2. On or within the 30 days after a contract anniversary you may transfer values from the fixed account (other than any Special DCA fixed account) to one or more of the variable subaccounts. Only one such transfer is allowed during this period each year. If such a transfer is made, no transfers from a variable subaccount to the fixed account may be made for six months after such a transfer.

You may make a transfer by written request. Transfer requests may also be made according to automated transfer procedures that are then currently in effect, if any. There is no fee or charge for these transfers. However, the minimum transfer amount is $500, or if less, the entire value in the account from which the transfer is being made. The minimum automated transfer is $100.

We reserve the right to:

     1.  limit the number of transfers to 12 per contract year; and

     2.  require up to a maximum of 10 valuation dates between each transfer;
         and

     3. limit the amount to be transferred on any one valuation date to no more than $2,000,000; and

     4. upon 30 days prior written notice, to only accept transfer instructions from you (the contract owner), and not from your representative, agent or person acting under a power of attorney for you.

Dollar Cost Averaging Program

You may elect to participate in any DCA Program we offer by written request on a form approved by us. Under the program you may allocate purchase payments to the Special DCA fixed account(s), if the Special DCA program is offered, and authorize the automatic transfer of amounts on a monthly basis from the Special DCA fixed account to any of the variable subaccount(s) or the fixed account. All amounts allocated to the Special DCA fixed account will be transferred out within the specified Special DCA fixed account time period you elect from the time periods we make available.

You may also authorize the automatic transfer of amounts, on an annual, semiannual, quarterly or monthly basis, for specified amounts from the regular fixed account or any of the variable subaccounts to any other variable subaccounts other than the source account.

The unit values credited and applied to your contract are determined on each date of transfer. You may terminate the DCA Program at any time. However, upon termination or annuitization, any amounts remaining in the Special DCA fixed account will be transferred to the regular fixed account.

                           Fixed And Variable Accounts

The Fixed Account

The fixed account is our general account. It is made up of all of our assets other than:

1. those in the variable subaccounts; and

2. those in any other segregated asset account.

The Variable Account

The variable account is a separate investment account of ours. It consists of several subaccounts, which are named under Contract Data. We have allocated a part of our assets for this contract to the variable accounts. Such assets remain our property. However, they may not be charged with the liabilities from any other business in which we may take part.

Investments of the Variable Account

Purchase payments applied to the variable subaccounts will be allocated as specified by the owner. Each variable subaccount will buy, at net asset value, shares of the fund shown for that subaccount under Contract Data or as later added or changed.

We may change the funds from which the variable subaccounts buy shares if laws or regulations change, the existing funds become unavailable or in our judgment, the funds are no longer suitable for the subaccounts. We have the right to substitute funds for those shown under Contract Data, including funds other than those shown under Contract Data. We may also: add additional subaccounts investing in other funds; combine subaccounts; transfer assets to and from the subaccounts or the variable account; and eliminate or close any subaccounts.

When required, we would first seek approval of the Securities and Exchange Commission and, the insurance regulator of the state where this contract is delivered.

Valuation of Assets

Fund shares in the variable subaccounts will be valued at their net asset value.

Variable Account Accumulation Units

The number of accumulation units for each of the variable subaccounts is found by adding the number of accumulation units resulting from:

1. purchase payments and any purchase payment credits allocated to the subaccount; and

2.   transfers to the  subaccount;

and subtracting the number of accumulation units from:

1.   transfers from the subaccount; and

2.   withdrawals (including withdrawal charges) from the subaccount; and

3. contract administrative charge or any rider charge deductions from the subaccount.

The number of accumulation units added or subtracted for each of the above transactions is found by dividing (1) by (2) where:

(1)  is the amount allocated to or deducted from the subaccount; and

(2) accumulation unit value for the subaccount for the respective valuation period during which we receive the purchase payment or transfer value, or during which we deducted transfers, withdrawals, withdrawal charges, rider charges or contract administrative charges.

Variable Account Accumulation Unit Value

The value of an accumulation unit for each of the variable subaccounts was arbitrarily set at $1 when the first fund shares were bought. The value for any later valuation period is found as follows:

     The accumulation unit value for each variable subaccount for the last prior valuation period is multiplied by the net investment factor for the same account for the next following valuation period. The result is the accumulation unit value. The value of an accumulation unit may increase or decrease from one valuation period to the next.

Net Investment Factor

The net investment factor is an index applied to measure the investment performance of a variable subaccount from one valuation period to the next. The net investment factor may be greater or less than one; therefore, the value of an accumulation or annuity unit may increase or decrease.

The net investment factor for any such subaccount for any one valuation period is determined by: dividing (1) by (2) and subtracting (3) and (4) from the result. This is done where:

(1)  is the sum of:

     a) the net asset value per share of the fund held in the variable subaccount determined at the end of the current valuation period; plus

     b) the per share amount of any dividend or capital gain distributions made by the fund held in the variable subaccount, if the "ex-dividend" date occurs during the current valuation period.

(2) is the net asset value per share of fund held in the variable subaccount, determined at the end of the last prior valuation period.

(3)  is a factor representing the mortality and expense risk charge.

(4)  is a factor representing the variable account administrative charge.

Mortality and Expense Risk Charge

In calculating unit values we will deduct a mortality and expense risk charge from the variable subaccounts equal, on an annual basis, to the percentage shown under Contract Data of the daily net asset value. This deduction is made to compensate us for assuming the mortality and expense risks under contracts of this type. We estimate that approximately 2/3 of this charge is for assumption of mortality risk and 1/3 is for assumption of expense risk. The deduction will be: (1) made from each variable subaccount; and (2) computed on a daily basis.

Variable Account Administrative Charge

In calculating unit values, we will deduct a variable account administrative charge shown under Contract Data from the variable subaccounts. This deduction is made to compensate us for certain administrative and operating expenses for contracts of this type. The deduction will be:

     1.   made from each variable subaccount; and

     2.   computed on a daily basis.

Annuity Unit Value

The value of an Annuity Unit for each variable subaccount was arbitrarily set at $1 when the first funds were bought. The value for any later valuation period is found as follows:

1. The annuity unit value for each variable subaccount for the last prior valuation periods is multiplied by the net investment factor for the subaccount for the valuation period for which the annuity unit value is being calculated.

2. The result is multiplied by an interest factor, which on an annual basis is equal to .966184. This is done to neutralize the assumed investment rate which is built into the annuitization tables under the Tables of Annuity Rates section.

                              Withdrawal Provisions

Withdrawal

By written request and subject to the rules below you may:

1.   fully withdraw this contract for the total withdrawal value; or

2.   partially withdraw this contract for a part of the withdrawal value.

Required Minimum Distributions

In lieu of choosing a lump sum or annuity payment option as of your required beginning date, you may elect to satisfy the required minimum distribution requirements by requesting partial withdrawals. It is your responsibility to ensure that your partial withdrawals, if any, satisfy the requirements of
Section 408(b)(3) of the Code.

Rules for Withdrawal

All withdrawals will have the following conditions;

1. You must apply by written request or other method agreed to by us: (a) while this contract is in force; and (b) prior to the earlier of the retirement date or the death of the annuitant.

2. Unless we agree otherwise, you must withdraw an amount equal to at least $500. Each variable subaccount value and the fixed account value after a partial withdrawal must be either $0 or at least $50.

3. The amount withdrawn, less any charges, will normally be paid to you within seven days of our receipt of your written withdrawal request and the return of this contract, if required. For withdrawals from the fixed account, we have the right to defer payment to you for up to 6 months from the date we receive the request. If we defer payment more than 10 days, we will pay annual interest at a rate required by law on the amount deferred.

4. For partial withdrawals, if you do not specify from which accounts the withdrawal is to be made, the withdrawal will be made from the variable subaccounts and fixed account in the same proportion as your interest in each bears to the contract value.

Upon withdrawal for the full withdrawal value this contract will terminate. We may require that you return the contract to us before we pay the full withdrawal value.

Withdrawal Value

The withdrawal value at any time will be:

1.   the contract value;

2.   minus the contract administrative charge;

3.   minus any withdrawal charge.

Withdrawal Charge

If you withdraw all or a part of your contract, you may be subject to a withdrawal charge. A withdrawal charge applies if all or a part of the contract value you withdraw is from payments received that are still in the withdrawal charge period indicated under Contract Data. Refer to Waiver of Withdrawal Charges for situations when withdrawal charges are not deducted.

We determine your withdrawal charge by multiplying each of your payments withdrawn by the applicable withdrawal charge percentage, and then totalling the withdrawal charges.

For a partial withdrawal that is subject to a withdrawal charge, the amount we actually withdraw from your contract value will be the amount you request plus any applicable withdrawal charge as of the date of withdrawal. The withdrawal charge is applied to this total amount. We pay you the amount you requested.

The withdrawal charge percentage depends upon the number of years since you made the payment(s) withdrawn as shown under Contract Data.

The withdrawal charge applies regardless of the contract value at time of withdrawal. Therefore, the purchase payment amount applied to the withdrawal charge percentage may be greater or less than the contract value.

Waiver of Withdrawal Charges

Withdrawal charges are waived for all of the following:

1. In each year, amounts withdrawn totaling up to 10% of the contract value as of the beginning of that contract year,(1) or, if larger, amounts withdrawn that represent contract earnings;(2) or

     (1) Your initial purchase payment and any purchase payment credit applied is considered the beginning of contract year contract value during the first contract year.

     (2) Contract earnings are defined as the contract value less purchase payments not previously withdrawn.

2. In the second and later contract years, amounts withdrawn to meet applicable minimum distribution requirements under the Code to the extent they exceed amounts waived under item 1 of this provision; and Note:
     Amounts withdrawn under this waiver provision are limited to required minimum distributions for this contract only and to one time per year unless we agree otherwise.

3. Death Benefit payments made in the event of the death of the owner or annuitant; and

4.   Contracts settled under an Annuity Payment Plan.

Withdrawal Order

We use this order to determine withdrawal charges.

1. First, withdrawals up to 10% of your prior contract anniversary contract value not previously withdrawn during this contract year. (No withdrawal charge.)

2.   Next,  withdrawals are from amounts representing contract earnings - if any
     - in excess of the annual 10% free withdrawal amount. (No withdrawal charge.)

3. Next, withdrawals are from purchase payments not previously withdrawn and which had been paid more than the number of years in the withdrawal charge period shown in the Contract Data prior to withdrawal. (No withdrawal charge.)

4. Last, withdrawals are from purchase payments received that are still within the withdrawal charge period shown in the schedule under Contract Data. We withdraw these payments on a "first-in, first-out" (FIFO) basis. There is a withdrawal charge on these payments.

Suspension or Delay in Payment of Withdrawal

We have the right to suspend or delay the date of any withdrawal payment from the variable subaccounts for any period:

1.   when the New York Stock Exchange is closed; or

2.   when trading on the New York Stock Exchange is restricted; or

3. when an emergency exists as a result of which: (a) disposal of securities held in the variable subaccounts is not reasonably practicable; or (b) it is not reasonably practicable to fairly determine the value of the net assets of the variable subaccounts; or

4. during any other period when the Securities and Exchange Commission, by order, so permits for the protection of security holders; or

5. if and to the extent permitted or required under the Federal Investment Company Act of 1940, as amended, and any other applicable federal or state law.

Rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions set forth in 2 and 3 exist.

                               Annuity Provisions

Annuitization

When annuitization occurs, the contract value will be applied to make annuity payments. The first payment will be made as of the retirement date. This date is shown under Contract Data. Before payments begin we will require satisfactory proof that the annuitant is alive. We may also require that you exchange this contract for a supplemental contract, which provides for the annuity payments.

Change of Retirement Date

You may change the retirement date shown for this contract. Tell us the new date by written request. The retirement date may not be earlier than 13 months from the contract date. The maximum retirement date is the later of:

1. April 1 following the calendar year in which the annuitant attains age 70-1/2; or

2. such other date which satisfies the minimum distribution requirements under the Code; or

3. such other date as agreed upon by us, but in no event later than the annuitant's 90th birthday.

Also, if you select a new retirement date, it must be at least 30 days after we receive your written request at our home office.

Annuity Payment Plans

Subject to the terms of this contract, annuity payments may be made on a fixed dollar basis, a variable basis, or a combination of both. You can schedule receipt of annuity payments according to one of the Plans A through E below or another plan agreed to by us provided:

1. The Plan selected provides for payments over the life of the annuitant or over the life of the annuitant and a joint annuitant; or

2. the Plan selected provides for payments over a period which does not exceed the life expectancy of the annuitant, or the life expectancy of the annuitant and a joint annuitant; and

3.  the Plan selected meets the minimum death distribution requirements under
    Section 401(a)(9)(B) of the Code and related regulations which are in effect and applicable to IRAs during the term of the contract.

With respect to applicable IRA distributions including distributions described in the "Payments to Beneficiary" section and under these Annuity Provisions, payment amounts, durations and life expectancy calculations must comply with Code Section 401(a)(9) of the code and the regulations thereunder.

Life expectancy and joint and last survivor expectancy shall be determined by use of the expected return multiples in Table V and VI of Treasury Regulation
Section 1.72-9 in accordance with Code Section 408(b)(3) and the regulations thereunder.

The life expectancy of you and your beneficiary will be initially determined on the basis of your attained ages in the year you reach 7-1/2. Unless you (or your spouse) elect otherwise prior to the time distributions are required to commence, your life expectancy and, if applicable, your spouse's life expectancy will be recalculated annually based on your attained ages in the year for which the required distribution is being determined. The life expectancy of a non-spouse beneficiary will not be recalculated. Instead, life expectancy will be calculated using the attained age of such beneficiary during the calendar year in which the individual attains age 70-1/2, and payments for subsequent years shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated. If your death occurs prior to the retirement date, life expectancy will be initially determined on the basis of your beneficiary's attained age in the year distributions are required to commence.

IRA annuity payments must be non-increasing, or may increase only for a variable life annuity as provided in Treasury Regulation Section 1.401(a)(9)-1, Q&A F-3.

An appropriate annuity payment plan is intended to satisfy the following requirements that otherwise apply: the annual distribution required to be made by your IRA required beginning date is for the calendar year in which you reached age 70-1/2; annual payments for subsequent years, including the year in which your IRA required beginning date occurs, must be made by December 31 of that year.

You or your beneficiary, as applicable, shall have the sole responsibility for requesting a distribution or annuity payment plan that complies with this Contract and applicable law.

    Plan A - Life Income Non-Refund.
    Monthly annuity payments will be paid during the lifetime of the annuitant. No payments will be made after the annuitant dies.

    Plan B - Life Income with Guaranteed Period.
    Monthly annuity payments will be paid during the lifetime of the annuitant with a guarantee that payments will be made for a period of at least five, ten or fifteen years whether or not the annuitant is living. You must select the guaranteed period.

    Plan C - Life Income with Installment Refund.
    Monthly annuity payments will be paid during the lifetime of the annuitant with a guarantee that payments will be made for a certain number of months whether or not the annuitant is living. The number of months is determined by dividing the contract value applied under this plan by the amount of the monthly payment.

    Plan D - Joint and Survivor Life Income.
    Monthly payments will be paid during the lifetime of the annuitant and a joint annuitant. When either the annuitant or the joint annuitant dies, we will continue to make monthly payments for the lifetime of the survivor. No payments will be paid after the death of both the annuitant and joint annuitant.

    Plan E - Term Certain Installment.
    Monthly annuity payments will be paid for a specified period of years. The period of years may be no less than 10 nor more than 30.

By written request to us at least 30 days before the retirement date, you may select the plan or change to another plan. If at least 30 days before the retirement date we have not received at our home office your written request to select a plan, we will make fixed dollar annuity payments according to Plan B with payments guaranteed for ten years.

If the Plan selected has a payment amount that is the same as another Plan having a longer guarantee period, then the Plan with the longer guarantee period will be deemed to have been chosen.

If the amount to be applied to a plan is not at least $2,000 and produces a monthly payment of less than $20, or if payments are to be made to other than a natural person, we have the right to make a lump sum payment of the contract value.

Allocation of Contract Values at Annuitization

At the time of annuitization under an Annuity Payment Plan you may reallocate your contract value to the Fixed Account to provide fixed dollar payments and/or among the variable subaccounts to provide variable annuity payments. Unless we agree otherwise, you may use a maximum of five variable subaccounts at any one time during annuitization.

Fixed Annuity

A fixed annuity is an annuity with payments that are guaranteed by us as to dollar amount. Fixed annuity payments after the first will never be less than the amount of the first payment. At annuitization, the fixed account contract value will be applied to the applicable Annuity Rates Table. This will be done in accordance with the Payment Plan chosen. The amount payable for each $1,000 so applied is shown in Table B under the Tables of Annuity Rates section.

Variable Annuity

A variable annuity is an annuity with payments which: (1) are not predetermined or guaranteed as to dollar amount: and (2) vary in amount with the investment experience of the variable subaccounts.

Determination of First Variable Annuity Payment

At annuitization, the variable account contract value will be applied to the applicable Annuity Rates Table. This will be done: (1) on the valuation date on or next preceding the 7th calendar day before the retirement date; and (2) in accordance with the Payment Plan chosen. The amount payable for the first payment for each $1,000 so applied is shown in Table A under the Tables of Annuity Rates section.

Variable Annuity Payments After the First Payment

Variable annuity payments after the first vary in amount. The amount changes with the investment performance of the variable subaccounts. The dollar amount of variable annuity payments after the first is not fixed. It may change from month to month. The dollar amount of such payments is determined as follows:

1. The dollar amount of the first annuity payment is divided by the value of an annuity unit as of the valuation date on or next preceding the 7th calendar day before the retirement date. This result establishes the fixed number of annuity units for each monthly annuity payment after the first. This number of annuity units remains fixed during the annuity payment period.

2. The fixed number of annuity units is multiplied by the annuity unit value as of the valuation date on or next preceding the 7th calendar day before the date the payment is due. The result establishes the dollar amount of the payment.

We guarantee that the dollar amount of each payment after the first will not be affected by variation in expenses or mortality experience.

Exchange of Annuity Units

After annuity payments begin, annuity units of any variable subaccount may be exchanged for units of any of the other variable subaccounts. This may be done no more than once a year. Unless we agree otherwise you may use a maximum of five variable subaccounts at any one time. Once annuity payments start, no exchanges may be made to or from any fixed annuity.

                             Tables Of Annuity Rates

Table A below shows the amount of the first monthly variable annuity payment, based on a 3.5% assumed investment return, for each $1,000 of value applied under any payment plan. The amount of the first and all subsequent monthly fixed dollar annuity payments for each $1,000 of value applied under any payment plan will be based on our fixed dollar Table of Annuity Rates in effect at annuitization. Such rates are guaranteed to be not less than those shown in Table B. The amount of such annuity payments under Plans A, B and C will depend upon the age of the annuitant at annuitization. The amount of such annuity payments under Plan D will depend upon the age of the annuitant and the joint annuitant at annuitization.

Table A - Dollar Amount of First Monthly Variable Annuity Payment Per $1,000 Applied
------------ -------- -------------- ------ ------- ---------------- -------- ------- ---------------- ----------------
                         Plan A                         Plan B                            Plan C           Plan D
------------ -------- -------------- ------ ------- ---------------- -------- ------- ---------------- ----------------
  Age at                                              Life Income                       Life Income        Joint &
 Annuiti-    Beginning Life Income    Five Years    with Ten Years    Fifteen Years     Installment       Survivor
  zation      In Year  Non-Refund       Certain         Certain          Certain          Refund         Non-Refund
------------ -------- -------------- -------------- ---------------- ---------------- ---------------- ----------------
  Age 65      2005        4.98           4.96            4.91             4.82             4.75             4.34
              2010        4.91           4.89            4.85             4.76             4.70             4.30
              2015        4.84           4.83            4.79             4.71             4.65             4.26
              2020        4.78           4.77            4.73             4.66             4.60             4.23
              2025        4.72           4.71            4.68             4.62             4.56             4.19
              2030        4.67           4.66            4.63             4.57             4.52             4.16
------------ -------- -------------- -------------- ---------------- ---------------- ---------------- ----------------
  Age 70      2005        5.69           5.65            5.53             5.33             5.30             4.83
              2010        5.59           5.56            5.45             5.27             5.23             4.77
              2015        5.50           5.47            5.37             5.21             5.16             4.71
              2020        5.41           5.38            5.30             5.15             5.10             4.66
              2025        5.33           5.31            5.23             5.09             5.04             4.61
              2030        5.25           5.23            5.17             5.04             4.99             4.57
------------ -------- -------------- -------------- ---------------- ---------------- ---------------- ----------------
  Age 75      2005        6.73           6.64            6.36             5.92             6.03             5.53
              2010        6.59           6.51            6.25             5.85             5.94             5.44
              2015        6.46           6.38            6.15             5.79             5.85             5.36
              2020        6.33           6.27            6.06             5.73             5.77             5.28
              2025        6.22           6.16            5.97             5.67             5.69             5.21
              2030        6.11           6.05            5.89             5.61             5.62             5.15
------------ -------- -------------- -------------- ---------------- ---------------- ---------------- ----------------
  Age 85      2005       10.61           9.92            8.38             6.88             8.41             8.13
              2010       10.29           9.68            8.28             6.85             8.24             7.93
              2015       10.00           9.46            8.18             6.83             8.09             7.75
              2020        9.72           9.25            8.08             6.81             7.95             7.59
              2025        9.47           9.05            7.98             6.78             7.82             7.43
              2030        9.24           8.86            7.89             6.75             7.70             7.29
------------ -------- -------------- -------------- ---------------- ---------------- ---------------- ----------------

Table A above is based on the "1983 Individual Annuitant Mortality Table A" with 100% Projection Scale G and a 3.5% assumed investment return. Annuity rates for any year, age, or any combination of year and age not shown above, will be calculated on the same basis as those rates shown in the Table above. Such rates will be furnished by us upon request. Amounts shown in the Table below are based on a 3.5% assumed investment return.

Plan E - Dollar Amount of First Monthly Variable Annuity Payment Per $1,000 Applied
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------
   Years Payable       Monthly Payment     Years Payable      Monthly Payment     Years Payable      Monthly Payment
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------
         10                 9.83                 17                6.47                 24                5.09
         11                 9.09                 18                6.20                 25                4.96
         12                 8.46                 19                5.97                 26                4.84
         13                 7.94                 20                5.75                 27                4.73
         14                 7.49                 21                5.56                 28                4.63
         15                 7.10                 22                5.39                 29                4.53
         16                 6.76                 23                5.24                 30                4.45
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------

Fixed Dollar annuity payments will not be less than those shown in Table B. In addition, the amount of payments under any annuity payment plan will not be less than that which would be provided if:

1. a single premium immediate annuity contract were to be offered by us to annuitants in the same class and

2. the annuity were to be purchased with the greater of: (1) withdrawal value of the contract; or (2) 95% of the contract value of this contract.

Table B - Dollar Amount of Each Monthly Fixed Dollar Annuity Payment Per $1,000 Applied
------------ ---------- -------------- ---- -------- ----------------- ------ ------- ---------------- ---------------
                           Plan A                         Plan B                          Plan C           Plan D
------------ ---------- -------------- ---- -------- ----------------- ------ ------- ---------------- ---------------
              Annuiti-
Annuiti-zation zation                                  Life Income                      Life Income       Joint &
     Age      Beginning  Life Income    Five Years    with Ten Years   Fifteen Years    Installment       Survivor
               In Year   Non-Refund      Certain         Certain          Certain         Refund         Non-Refund
------------ ---------- -------------- ------------- ----------------- -------------- ---------------- ---------------
  Age 65       2005          4.68           4.66           4.62             4.53           4.43              4.06
               2010          4.61           4.60           4.55             4.48           4.38              4.02
               2015          4.55           4.53           4.49             4.42           4.34              3.98
               2020          4.48           4.47           4.44             4.38           4.29              3.94
               2025          4.43           4.42           4.39             4.33           4.25              3.91
               2030          4.37           4.37           4.34             4.29           4.21              3.88
------------ ---------- -------------- ------------- ----------------- -------------- ---------------- ---------------
  Age 70       2005          5.38           5.35           5.24             5.05           4.97              4.55
               2010          5.29           5.26           5.16             4.99           4.90              4.49
               2015          5.20           5.17           5.08             4.93           4.84              4.43
               2020          5.11           5.09           5.01             4.87           4.78              4.38
               2025          5.03           5.01           4.94             4.82           4.72              4.33
               2030          4.96           4.94           4.88             4.76           4.67              4.29
------------ ---------- -------------- ------------- ----------------- -------------- ---------------- ---------------
  Age 75       2005          6.42           6.33           6.07             5.65           5.68              5.25
               2010          6.28           6.20           5.97             5.59           5.60              5.16
               2015          6.15           6.08           5.87             5.52           5.51              5.08
               2020          6.03           5.97           5.78             5.46           5.43              5.01
               2025          5.91           5.86           5.69             5.40           5.36              4.94
               2030          5.81           5.76           5.60             5.34           5.29              4.88
------------ ---------- -------------- ------------- ----------------- -------------- ---------------- ---------------
  Age 85       2005         10.25           9.60           8.12             6.64           7.97              7.83
               2010          9.94           9.37           8.02             6.61           7.82              7.64
               2015          9.65           9.15           7.91             6.59           7.68              7.46
               2020          9.38           8.94           7.81             6.56           7.55              7.30
               2025          9.14           8.74           7.72             6.54           7.42              7.15
               2030          8.91           8.56           7.62             6.51           7.31              7.01
------------ ---------- -------------- ------------- ----------------- -------------- ---------------- ---------------

Table B above is based on the "1983 Individual Annuitant Mortality Table A" at 3.00% with 100% Projection Scale G. Annuity rates for any year, age, or any combination of year and age not shown above, will be calculated on the same basis as those rates shown in the Table above. Such rates will be furnished by us upon request. Amounts shown in the Table below are based on a 3% annual effective interest rate.

Plan E - Dollar Amount of Each Monthly Fixed Dollar Annuity Payment Per $1,000 Applied
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------
   Years Payable       Monthly Payment     Years Payable      Monthly Payment     Years Payable      Monthly Payment
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------
         10                 9.61                 17                6.23                 24                4.84
         11                 8.86                 18                5.96                 25                4.71
         12                 8.24                 19                5.73                 26                4.59
         13                 7.71                 20                5.51                 27                4.47
         14                 7.26                 21                5.32                 28                4.37
         15                 6.87                 22                5.15                 29                4.27
         16                 6.53                 23                4.99                 30                4.18
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------

(logo)                                                   American Centurion
AMERICAN                                                 Life Assurance Company
 EXPRESS                                                 20 Madison Ave. Ext.
(R)                                                      P.O. Box 5555
         American                                        Albany, New York 12205
         Centurion
         Life

Deferred Annuity Contract

o    Flexible purchase payments.
o    Investment experience reflected in benefits.
o    Optional fixed dollar or variable accumulation values and annuity payments.
o    Annuity payments to begin on the retirement date.
o    This contract is nonparticipating.  Dividends are not payable.

            *recycled paper with a minimum of 10% post-consumer waste